Exhibit 99.2

Investor and Financial Contacts:

Adam S. Taich

Vice President, Investor Relations

(760) 603-7208

Invitrogen Corporation Completes Sale of $350 Million of 3.25% Senior

Convertible Notes Due 2025

CARLSBAD, CA, June 22, 2005—Invitrogen Corporation (Nasdaq: IVGN) announced today it had completed the private placement of $350 million (including the initial purchasers’ exercise in full of an over-allotment option) of 3.25% senior convertible notes due 2025 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. Invitrogen will receive approximately $343 million in net proceeds from the offering.

The Company intends to use a portion of the net proceeds to pay off approximately $124 million borrowed under the Company’s revolving line of credit with Bank of America, N.A. The Company intends to use the balance of the net proceeds for potential acquisitions and for general corporate purposes, including the potential repayment or redemption of other outstanding debt.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The securities have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

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